Exhibit 99.1

NEWS RELEASE

HEALTH CARE PROPERTY INVESTORS, INC. TO ACQUIRE SLOUGH ESTATES USA INC.

LONG BEACH, CA – June 3, 2007 - Health Care Property Investors, Inc. (NYSE:HCP) announced today that it has reached a definitive agreement to acquire Slough Estates USA Inc. (SEUSA), for an aggregate cash consideration of $2.9 billion, including the assumption or refinancing of approximately $1.2 billion of SEUSA’s outstanding debt. SEUSA is wholly-owned by SEGRO plc, a publicly-traded real estate company listed on the London Stock Exchange. The acquisition is subject to the approval of the shareholders of SEGRO plc and other customary conditions.  In connection with this transaction, HCP has obtained a financing commitment for a $3 billion bridge loan.

SEUSA’s portfolio is concentrated in the San Francisco Bay Area and San Diego County and comprises 83 existing properties representing approximately 5.2 million square feet of life science / pharma space.  Among these properties are some of the nation’s largest corporate life science campuses, including the campuses for Genentech, Inc. and Amgen Inc. in South San Francisco.

In addition to the existing portfolio, SEUSA has an established development infrastructure with a proven track record and a pipeline currently comprised of 3.8 million square feet in the San Francisco Bay Area and San Diego County.  The committed development pipeline represents over 500,000 square feet that is 86% preleased to investment grade tenants.  SEUSA also has a significant future development pipeline consisting of approximately 3.3 million square feet of space that will be developed in phases based on market demand.

SEUSA’s management team, which averages fifteen years of life science development experience, is expected to continue to manage this portfolio after the acquisition under the leadership of Marshall D. Lees.  Lees will assume expanded responsibilities for management of HCP’s existing life science portfolio as Executive Vice President of the newly constituted Life Science Group of HCP.

The transaction has been unanimously approved by the Boards of Directors of HCP and SEGRO plc. The aggregate consideration is subject to adjustment based on SEUSA’s net assets at closing. Cohen & Steers Capital Advisors, LLC served as financial advisor to HCP and provided a fairness opinion in connection with the transaction.  The transaction is expected to close in the third quarter of 2007.

On Monday, June 4, 2007, HCP will host a conference call and webcast at 9 a.m. Pacific Time (12 noon Eastern Time) to discuss the proposed SEUSA acquisition.

The dial-in number for the conference call is 866-770-7125 (U.S.) and 617-213-8066 (International). The participant passcode is 34973240. You may also access the conference call via webcast at www.hcpi.com. The link may be found under the “Investor Relations” tab and the “Event Calendar” page. An archive of the event will be available on HCP’s website through June 18, 2007.

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HCP is a self-administered REIT that invests directly or through joint ventures in healthcare facilities. As of March 31, 2007, the Company’s portfolio of properties, excluding assets held for sale but including investments through joint ventures and mortgage loans, included 730 properties and consisted of 331 senior housing facilities, 264 medical office buildings, 39 hospitals, 67 skilled nursing facilities and 29 other healthcare facilities. For more information on HCP, visit the Company’s web site at www.hcpi.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, which include statements regarding the consummation of the acquisition and the expected timing of such consummation, and the expected benefits of the acquisition, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These include risks and uncertainties with respect to the ability of HCP to obtain financing necessary to consummate the acquisition on acceptable terms; the ability of HCP to integrate the acquired company or to preserve the goodwill of the acquired company; the ability to achieve benefits from the acquisition; competition for the acquisition and financing of healthcare facilities; competition for lessees and mortgagors (including new leases and mortgages and the renewal or rollover of existing leases); continuing operational difficulties in the skilled nursing and assisted living sectors; HCP’s ability to acquire, sell or lease facilities and the timing of acquisitions, sales and leasings; changes in healthcare laws and regulations and other changes in the healthcare industry which affect the operations of HCP’s lessees or mortgagors; changes in management; costs of compliance with building regulations; changes in tax laws and regulations; changes in the financial position of HCP’s lessees and mortgagors; changes in rules governing financial reporting, including new accounting pronouncements; and changes in economic conditions, including changes in interest rates and the availability and cost of capital, which affect opportunities for profitable investments. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission (SEC) filings.

CONTACT:

Health Care Property Investors, Inc.

Mark A. Wallace, Executive Vice President, Chief Financial Officer and Treasurer

562-733-5100